EXHIBIT 10(xx)

Amended Employment Agreement

This Amended Employment Agreement (this “Agreement”) is entered into effective as of this24 day of October, 2007, by and among W. Keith Betts (the “Executive”), Crescent Financial Corporation, a North Carolina corporation (the “Corporation”), and Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of the Corporation (the “Bank”). The Corporation and the Bank are hereinafter sometimes referred to together or individually as “Employer.”

Whereas, the Executive possesses unique skills, knowledge, and experience relating to the banking business and is expected to make significant contributions to the profitability, growth, and financial strength of the Corporation and affiliates,

Whereas, Employer desires to assure itself of the continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees,

Whereas, Employer desires to provide additional inducement for the Executive to remain in the employ of the Employer,

Whereas, the Executive, the Corporation, and Port City Capital Bank, a wholly owned subsidiary of the Corporation that has merged into the Bank, are parties to an Employment Agreement dated as of September 1, 2006, but the Executive and the Employer intend that this Agreement restate the previous employment agreement in its entirety, incorporating into this Agreement the terms of the September 1, 2006 Employment Agreement as amended hereby, and

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Employer, is contemplated insofar as Employer or any affiliates are concerned.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1
Employment

1.1 Employment. The Executive shall serve as Executive Vice President of the Bank according to the terms and conditions of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2 Duties. As Executive Vice President of the Bank, the Executive shall serve the Bank faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall also serve as a non-voting member of the loan committee of the Bank’s board of directors. The Executive shall exclusively devote full time, energy, and attention to the promotion of the Bank’s interests throughout the term of this Agreement. During the two-year period commencing when Port City Capital Bank merges into the Bank, the Executive shall report to the President and Chief Executive Officer of the Bank or any successor thereto. Without the written consent of the Corporation’s board of directors, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. However, the Executive may serve with or without compensation as an officer or director of any charitable or civic organization. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, however, provided that doing so does not interfere with the proper performance of the Executive’s duties.

1.3 Term. The initial term of this Agreement shall be for a period of three years, commencing September 1, 2006. On the first anniversary of September 1, 2006 and on each anniversary thereafter this Agreement shall be extended automatically for one additional year unless the Bank’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board of directors decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board of directors’ decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Article 4 of this Agreement. References herein to the term of this Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment shall terminate when the Executive attains age 65.

Article 2
Compensation and Other Benefits

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $175,000, payable in monthly installments. The Executive’s salary shall be reviewed annually by the Compensation Committee of the Bank’s board of directors or by the board committee having jurisdiction over executive compensation. The Executive’s salary shall be increased no less frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation stock option plans and other stock-based compensation, incentive, bonus, or purchase plans, or plans providing pension, medical, dental, disability, and group life benefits, including Employer’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.

(a) Club dues. During the term of this Agreement, the Employer shall pay or cause to be paid the Executive’s continued membership dues in civic and/or country clubs in an amount up to $750 per month.

(b) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the Executive’s obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

2.3 Vacation. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by Employer, but in no event fewer than four weeks of vacation per year. The Executive shall schedule at least five consecutive days of vacation per year. The timing of vacations shall be scheduled in a reasonable manner by the Executive. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave nor shall the Executive be entitled to accumulate unused sick leave from one year to the next, unless authorized by the Bank’s board of directors to do so.

2.4 Supplemental Retirement Plan. The Bank and the Executive have entered into a Salary Continuation Agreement dated as of October 24, 2007. Unless the Salary Continuation Agreement explicitly provides otherwise, whether benefits are properly payable to the Executive under the Salary Continuation Agreement shall be determined solely by reference to that agreement, as the same may be amended.

Article 3
Employment Termination

3.1 Termination because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to Employer, for 12 months after the Executive’s death Employer shall assist the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided before the Executive’s death. In addition, if the Executive’s employment terminates because of death the Executive’s estate shall be entitled to any payments owing under section 6.2, as provided in section 6.2.

(b) Disability. By delivery of written notice 30 days in advance to the Executive, Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement, the Executive shall be considered “disabled” if an independent physician selected by Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after Employer gives notice of termination due to disability. If the Executive’s employment terminates because of disability, the Executive shall receive the salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, such other benefits to which the Executive may be entitled under Employer’s benefit plans, policies, and agreements, and any benefits provided for elsewhere in this Agreement. In addition, if the Executive’s employment terminates because of disability the Executive shall be entitled to any payments owing under section 6.2, as provided in section 6.2.

3.2 Involuntary Termination with Cause. Employer may terminate the Executive’s employment with Cause. If the Executive’s employment terminates with Cause, the Executive shall receive the salary to which the Executive was entitled through the date on which termination became effective and any other benefits to which the Executive may be entitled under Employer’s benefit plans and policies in effect on the termination date. For purposes of this Agreement “Cause” means any of the following –

(1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Employer’s best interests. No act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence, or

(2) intentional violation by the Executive of any applicable law or significant policy of Employer that, in Employer’s reasonable judgement, results in an adverse effect on Employer, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over Employer, or

(3) the Executive’s gross negligence or gross neglect of duties in the performance of duties, or

(4) intentional wrongful damage by the Executive to the business or property of Employer, including without limitation the reputation of Employer, which in Employer’s reasonable judgment causes material harm to Employer, or

(5) a breach by the Executive of fiduciary duties or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

(6) a breach by the Executive of this Agreement that, in the Employer’s reasonable judgment, is a material breach, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach, or

(7) removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(8) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for five consecutive days or more, or

(9) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective, and any payments owing under section 6.2, as provided in section 6.2.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 90 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement, except as may be provided in Article 4, and any payments owing under section 6.2, as provided in section 6.2. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

(1) a material diminution of the Executive’s Base Salary,

(2) a material diminution of the Executive’s authority, duties, or responsibilities,

(3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

(4) a material diminution in the budget over which the Executive retains authority,

(5) a material change in the geographic location at which the Executive must perform services for the Employer, or

(6) any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y) the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 12 months after the initial existence of the condition.

Article 4
Severance Compensation

4.1 Severance. If the Employer terminates the Executive’s employment without Cause or if the Executive voluntarily terminates employment for Good Reason, the Executive shall be entitled to –

(a) Cash severance. A lump-sum severance payment in cash in the amount of two and one half times his Base Salary, payable within 30 days after the Executive’s employment termination. Cash severance compensation shall not be payable, however, if the Executive’s employment terminates after a Change in Control of the Corporation. For purposes of this Agreement a Change in Control means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(1) Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

(2) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(3) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(b) Cash-out of the value of unvested stock options. The Executive shall be entitled to receive from Employer an amount equal to the intrinsic value of any unvested stock options and the value of any unvested restricted stock or other equity-based compensation as of the effective date of termination. Amounts payable under this paragraph (b) shall be paid in a single lump sum in cash by the earlier of (x) 90 days after the Executive’s employment termination or (y) March 15 of the year after the year in which the Executive’s employment terminates. The intrinsic value of unvested stock options means the per share closing price of Corporation common stock on the date of the Executive’s employment termination less the per share exercise price of the unvested stock options, multiplied by the number of unvested options.

(c) Outplacement and support. Employer shall pay or cause to be paid to the Executive reasonable outplacement expenses in an amount up to $25,000, and for one year after termination Employer shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance.

Article 5
Confidentiality and Creative Work

5.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning Employer or its business, or anything connected therewith. As used in this Article 5, the term “confidential information” means all of the Corporation’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Despite anything to the contrary in this Agreement, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain by or through action of Employer or otherwise than by or at the direction of the Executive. This section 5.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

5.2 Return of Materials. The Executive agrees to deliver or return to Employer upon employment termination or as soon thereafter as possible all written information and any other similar items furnished by Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

5.3 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to Employer if the Executive fails to observe the obligations imposed by this Article 5. Accordingly, if Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

5.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Corporation includes but is not limited to the Bank, any bank successor to the Bank, and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank. The rights and obligations set forth in this Article 5 shall survive termination of this Agreement.

5.5 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Employer. The Executive hereby assigns to the Corporation and to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

Article 6
Competition After Employment Termination

6.1 Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Employer for one year after the Executive’s employment termination.

6.2 Covenant Not to Compete. (a) For and in consideration of the “payments” (as defined below), without advance written consent of the Employer the Executive covenants and agrees not to compete directly or indirectly with the Employer for the “non-compete term” (as defined below) after employment termination, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Employer seeks by litigation to enforce this covenant not to compete. For purposes of this section –

(1) the term “compete” means

(a) providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b) assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c) inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2) the words “directly or indirectly” means –

(a) acting as a consultant, officer, director, independent contractor, or employee of any financial institution, de novo institution in organization, or organizational group in competition or intending to be in competition with the Employer in the territory, or

(b) communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer at the Executive’s employment termination.

(3) the term “customer” means any person to whom the Employer is providing financial products or services on the date of the Executive’s employment termination.

(4) the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or one of its affiliated corporations.

(5) “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6) the term “person” means any individual or individuals, corporation, partnership, fiduciary, or association.

(7) the term “territory” means New Hanover County and any counties contiguous thereto.

(8) the term “non-compete term” shall be a period of two years if the Executive’s employment terminates before September 1, 2011; shall be a period of one year if the Executive’s employment terminates after September 1, 2011, but before September 1, 2013; and after September 1, 2013, there shall be no period of time in which Executive is not permitted to “compete” as defined herein.

(9) the term “payments” shall mean the payment by the Employer of $78,333 to the Executive on September 1, 2006, and the payment of an equivalent amount on each of the first two anniversaries of that date.

(b) If any provision of this section or any word, phrase, clause, sentence, or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

6.3 Specific Performance. The Executive’s covenants contained in Article 6 shall survive termination of the Executive’s employment for any reason, and shall be enforceable after such termination. Without intending to limit the remedies available to the Corporation and the Bank, the Executive agrees that damages at law are an insufficient remedy for violation by the Executive of the covenants contained in this Agreement. Accordingly, the Executive hereby agrees that either of the Corporation or the Bank may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of this Article 6, in each case without proof of actual damages, in addition to any other remedies that may be available under applicable law. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation or the Bank, and the Executive agrees not to urge in any action or proceeding the claim or defense that an adequate remedy at law exists.

Without limiting the generality of the foregoing, without limiting the remedies available to the Corporation or the Bank for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Article 6 he shall forfeit on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement and this Agreement shall thereafter be null, void, and of no further force or effect.

6.4 Article 6 Survives Termination. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

Article 7
Miscellaneous

7.1 Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon Employer and any successor to Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by Employer. By agreement in form and substance satisfactory to the Executive, Employer shall require any successor to all or substantially all of the business or assets of Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent Employer would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 7.1, Employer shall have no liability to pay any amount to the assignee or transferee.

7.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Wake County, North Carolina, or in the federal court having jurisdiction in Cary, North Carolina. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

7.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by Employer, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void. This Agreement amends and restates in its entirety the Employment Agreement dated as of September 1, 2006 between the Executive and the Employer.

7.4 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to Employer if addressed to Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, Attention: Corporate Secretary.

7.5 Severability. In the case of conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

7.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.7 No Duty to Mitigate. Employer hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

7.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.9 Consultation with Counsel and Interpretation of this Agreement. The Executive acknowledges and agrees that the Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement, or the Executive has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

7.10 Compliance with Internal Revenue Code Section 409A. Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Agreement the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, Employer shall reform the provision. However, Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

In Witness Whereof, the parties have executed this Employment Agreement as of the date first written above.

Executive	Crescent Financial Corporation

/s/ W. Keith Betts	By:
W. Keith Betts
Its:

Crescent State Bank
By:

Its: